CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



          We have issued our report dated August 15, 1997, accompanying the financial statements of Baltia Air Lines, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and the Prospectus, and to the use of our name as it appears under the caption "Experts".


          J.R. Lupo, P.A. CPA
          Verona, NJ

          DECEMBER 16, 1997